EXHIBIT 99.1

	Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

	Media Contact:	Kip Havel
FOR IMMEDIATE RELEASE		(800) 422-3819
kiphavel@spherion.com

Spherion Corporation Announces Favorable Court Decision In Healthcare Divestiture Lawsuit; Updates
Fourth Quarter 2004 Earnings

FORT LAUDERDALE, Fla., February 16, 2005 — Spherion Corporation (NYSE: SFN) today announced that the judge has issued a favorable decision resolving all claims pending in Delaware Superior Court and the Delaware Court of Chancery on the previously disclosed suit brought by Interim Healthcare Inc., Catamaran Acquisition Corp. and Cornerstone Equity Investors IV LP relating to the Company’s divestiture of its healthcare division in 1997.

“We are very pleased with the court’s decision,” said Roy Krause, Spherion president and chief executive officer. “This favorable outcome allows us to continue to focus our attention on executing our business strategy and servicing clients as a premiere provider of staffing services in North America.”

The decision provides that Spherion does not have to pay damages on all but one of the claims, allowing the resolution of this matter well within the amounts previously provided by the Company. Based upon the decision, the Company’s earnings per share from continuing operations for the fourth quarter of 2004, which were recently released, will be increased by $0.03 per share, to $0.10 per share.

About Spherion

Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Changing market conditions — our business is dependent upon the availability of qualified personnel; Corporate strategy — we may not achieve the intended effect of our business strategy; Technology investments – our investment in technology initiatives may not yield their intended results; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Debt Compliance- failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — government regulation may increase our costs; business risks associated with international operations could make those operations more costly; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; certain contracts contain termination provisions and pricing risks; the disposition of our discontinued operations may create future liabilities related to contract indemnifications; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.